PROMISSORY NOTE

Principal Amount: $20,000.00

Date: February 21, 2017

FOR VALUE RECEIVED, Rich Pharmaceuticals, Inc., a Nevada corporation ("Company"), promises to pay of GHS Investments, LLC, a Nevada Limited Liability Company ("Holder"), or order, at Holder's place of business, the principal amount of $20,000.00, with interest on such amount until paid, at the rate set forth below and payable pursuant to terms and conditions contained herein. This Note is being issued as the commitment fee pursuant to the Equity Financing Agreement executed between the Company and Holder on February 21, 2017.

INTEREST RATE. The amount of outstanding principal shall bear interest at a rate of eight percent (8%) per annum. Interest shall accrue on the principal balance from and after the date hereof and shall be calculated on the basis of a 365-day year.

MAXIMUM INTEREST. Notwithstanding the foregoing, in no event whatsoever shall the amount paid, or agreed to be paid, to Holder for the use or forbearance of money to be loaned hereunder exceed the maximum amount permissible under applicable law. If from any circumstance whatsoever Holder shall receive as interest under this Note an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing hereunder and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal, such excess shall be refunded to Company.

TERM. The term of this Note shall be for a period beginning on the date hereof and ending on a date six (6) months from the date hereof (the "Maturity Date"). All unpaid principal, together with any and all accrued and unpaid interest, shall be due on the Maturity Date.

PAYMENT. A payment of interest only shall be paid annually on each anniversary of the date of this Note. All outstanding principal and interest shall be due and payable on the Maturity Date. Any payment hereunder shall be applied first to the payment of costs and charges of collection, if any, then to accrued interest, and the balance, if any, shall be then applied to reduction of principal. Principal and interest are payable in lawful money of the United States of America.

PREPAYMENT. Company may prepay this Note in full or in part at any time without a prepayment charge.

DEFAULT/ACCELERATION. If any one or more of the following events shall occur (hereinafter called an "Event of Default"), namely: (i) Company shall fail to make timely payment of any payment hereunder and such failure is not cured within five (5) business days of written notice by Holder to Company; or (ii) Company shall become insolvent, or shall be unable to pay his debts as they mature; or shall admit in writing its inability to pay his debts as they mature; or (iii) Company

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shall make an assignment for the benefit of his creditors, or shall file or commence, or have filed or commenced against him any proceeding for any relief under any bankruptcy or insolvency law, or a receiver or trustee shall be appointed for Company; THEN, upon the occurrence of any such Event of Default, or upon the expiration of the term of this Note, Holder at its election, and without presentment, demand or notice of any kind, all of which are expressly waived by Company, may declare the entire outstanding balance of principal and interest thereon immediately due and payable, together with all costs of collection, including attorneys' fees, in addition to all of its other rights and remedies, all of which are cumulative.

NO WAIVER BY HOLDER. The acceptance by Holder of any payment under this Note after the date such payment is due, or the failure to declare an Event of Default as herein provided, shall not constitute a waiver of any of the terms of this Note or the right to require the prompt payment when due of future or succeeding payments or to declare an Event of Default for any failure to so pay or for any other default. The acceptance by Holder of a payment of a portion of any installment at any time that such installment is due in full shall not cure or excuse the default caused by the failure to pay such installment in full and shall not constitute a waiver of the right to require full payment when due of all future or succeeding installments.

ATTORNEYS' FEES AND COSTS. In the event Holder takes any action to enforce any provision of this Note, either through legal proceedings or otherwise, Company promises to immediately reimburse Holder for reasonable attorneys' fees and all other costs and expenses so incurred as awarded by a court of law. Company shall also reimburse Holder for all attorneys' fees and costs reasonably incurred in the representation of Holder in any bankruptcy, insolvency, reorganization or other debtor-relief proceeding of or relating to Company.

WAIVERS. Company and any endorsers, guarantors and sureties of this Note hereby waive diligence, demand, presentment, notice of nonpayment, protest and notice of protest and expressly agree that this Note and any payment hereunder may be renewed, modified or extended from time to time and at any time and consent to the acceptance or release of security for this Note or a release of any party or guarantor, all without in any way affecting their liability and waive the right to plead any and all statutes of limitations as a defense to any demand on this Note, or on any guaranty thereof, or to any agreement to pay the same to the full extent permissible by law.

MISCELLANEOUS. The terms of this Note shall inure to the benefit of and bind the parties hereto and their successors and assigns. Company represents and warrants to Holder that the obligations hereunder arise out of or in connection with business purposes and do not relate to any personal, family or household purpose. As used herein the term "Company" shall include the undersigned Company and any other person or entity who may subsequently become liable for the payment hereof. The term "Holder" shall include the named Holder as well as any other person or entity to whom this Note or any interest in this Note is conveyed, transferred or assigned. Each person signing this Note on behalf of Company represents and warrants that he has full authority to do so and that this Note binds Company.

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GOVERNING LAW. This Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada without giving any effect to principles of conflict of laws.

Rich Pharmaceuticals, Inc.

/s/ Ben Chang

By: Ben Chang, CEO

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